Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Immune Pharmaceuticals Inc. on Form S-3 (File Nos. 333-132613, 333-145133, 333-145561, 333-147589, 333-153256, 333-153895, 333-160571, 333-176512, 333-198309, 333-198647, 333-206587, and 333-214873) and Form S-8 (File Nos. 333-130860, 333-130861, 333-130865, 333-151150, 333-156438, 333-198521, and 333-208754) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 2, 2018, with respect to our audit of the consolidated financial statements of Immune Pharmaceuticals Inc. as of December 31, 2017 and for the year ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Immune Pharmaceuticals Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
New Haven, CT
April 2, 2018